
                    SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement

[ ]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to (Section) 240.14a-11(c) or (Section) 240.14a-12

                               Bernard Chaus, Inc.
                 (Name of Registrant as Specified In Its Charter)

                               Bernard Chaus, Inc.
                     (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ]     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)     Title of each class of securities to which transaction applies:
                _________________________________________________________________________

        (2)     Aggregate number of securities to which transaction applies:
                _________________________________________________________________________

        (3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                _________________________________________________________________________

        (4)     Proposed maximum aggregate value of transaction:
                _________________________________________________________________________

[ ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:
                ______________________________________________________

        2)      Form, Schedule or Registration Statement No:
                ______________________________________________________

        3)      Filing Party:
                ______________________________________________________

        4)      Date Filed:
                ______________________________________________________




                                                   BERNARD CHAUS, INC.



                                        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


  The Annual Meeting of Shareholders of Bernard Chaus, Inc. (the "Company"), a New York corporation, will be held on November 22, 1994 at 2:00 p.m. at the Grand Hyatt Hotel, 109 East 42nd Street, New York, New York,
Regency Room, mezzanine level for the following purposes:

  1. To elect six directors of the Company to serve until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

  2. To ratify and approve the issuance to Josephine Chaus of warrants to purchase common stock of the
Company (the "Common Stock") in consideration for her provision of credit support to the Company.

  3. To ratify and approve the sale by the Company to Josephine Chaus of 1,914,500 shares of Common Stock.

  4. To ratify and approve the Bonus Plan for the Company's new chief executive officer, Andrew Grossman.

  5. To ratify and approve the Option Plan for Andrew Grossman.

  6. To ratify and approve the appointment of Deloitte & Touche as auditors of the Company to serve for the fiscal year ending June 30, 1995.

  7. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Shareholders of record at the close of business on September 30, 1994 are entitled to notice of and will be entitled to vote at the meeting.

  You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

                                    By Order of the Board of Directors,



                                               Wayne S. Miller
                                               Executive Vice President - Finance
                                               and Administration and Chief
                                               Financial Officer


New York, New York
October __, 1994



IMPORTANT:  Please sign, date and return your proxy card in the self-addressed, stamped envelope enclosed for your convenience.  No postage is required if mailed within the United States.

                                                PRELIMINARY

                                            BERNARD CHAUS, INC.




                            PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                             November 22, 1994


  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of
Bernard Chaus, Inc. (the "Company"), a New York corporation, to be used at the Annual Meeting of Shareholders which will be held on November 22, 1994 at 2:00 p.m., at the Grand Hyatt Hotel, 109 East 42nd Street, New York,
New York, Regency Room, mezzanine level and any adjournments or postponements thereof.

  Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Chief
Financial Officer of the Company or by revocation in person at the meeting; unless so revoked, the shares represented by proxies will be voted at the meeting in accordance with the directions given therein.  If no directions are given, proxies will be voted (i) FOR the election of the nominees named below under the caption "Election of
Directors-Nominees for Election", (ii) FOR the issuance to Josephine Chaus of warrants to purchase shares of
Common Stock of the Company (the "Common Stock") in consideration for her provision of credit support to the
Company, (iii) FOR the sale by the Company to Josephine Chaus of 1,914,500 shares of Common Stock, (iv) FOR the approval of the Bonus Plan for the Company's new chief executive officer, Andrew Grossman, (v) FOR the approval of the Option Plan for Andrew Grossman, (vi) FOR the appointment of Deloitte & Touche as auditors for the Company's fiscal year ending June 30, 1995 and (vii) in the discretion of the proxies named on the proxy card with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

  Under the New York Business Corporation Law (the "BCL") and the Company's By-Laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the Annual Meeting.  For these purposes, shares which are present, or represented by a proxy, at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter.  Once a quorum of the shareholders is established, under the BCL and the Company's By-Laws, the directors standing for election must be elected by a plurality of the votes cast and any other action to be taken must be approved by a majority of the votes cast.  For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

  The principal executive offices of the Company are located at 1410 Broadway, New York, New York 10018.
The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to shareholders was October ____, 1994.

  Shareholders of record at the close of business on September 30, 1994 are entitled to notice of and will be entitled to vote at the meeting.  On September 30, 1994 there were outstanding 18,367,331 shares of the Common
Stock of the Company.  Each share of Common Stock is entitled to one vote.

                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table represents information with respect to the persons who are known to the Company to be the beneficial owners of more than five percent of the Common Stock as of September 30, 1994.


                                                Amount Beneficially Owned
                          Amount                 If the Warrant and Share
Name and Address of     Beneficially   Percent   Issue Proposals Contained   Percent
Beneficial Owner           Owned       of Class   Herein are Approved (2)   of  Class
__________________      ____________   ________  ________________________   _______

Josephine Chaus(1) .....  11,574,200     63.0%           14,705,200            68.4%
1410 Broadway
New York, New York 10018

___________

(1)  All shares listed are owned of record and beneficially, with sole investment and voting power, except that, with respect to 118,000 shares included in such amount, Josephine Chaus shares power to vote and dispose of such shares with Daniel Rosenbloom which are held by them as co-trustees for her children.

(2)  Includes 1,216,500 shares of Common Stock purchasable upon the exercise of warrants.  See "Approval of
     Issuance of Warrants and Sale of Common Stock to Josephine Chaus -- Approval of Warrants" below.

     Because of her stock ownership and positions with the Company, Josephine Chaus may be deemed to be a control person of the Company.

  The following table presents information as of September 30, 1994 with respect to the number of shares of
Common Stock beneficially owned by each of the directors of the Company, each Named Executive Officer (as defined herein), other than Josephine Chaus whose ownership is shown in the table above, and all of the directors and officers of the Company as a group.  The information below stating amounts beneficially owned and percent of class owned includes options exercisable within 60 days.

                                            Amount
                                         Beneficially        Percent
Name                                       Owned (1)         of Class
- - ----                                     ------------        --------
Directors:

Philip G. Barach (2) . . . . . . . . .      54,300               *
John W. Burden III (3) . . . . . . . .      60,000               *
Andrew Grossman (4). . . . . . . . . .           0               *
S. Lee Kling (5) . . . . . . . . . . .      30,000               *
Harvey M. Krueger (6). . . . . . . . .      60,000               *

Named Executive Officers:
Richard A. Baker (7) . . . . . . . . .     120,000               *

                                            Amount
                                         Beneficially        Percent
Name                                       Owned (1)         of Class
- - ----                                     ------------        --------
Michael Fieman (8) . . . . . . . . . .         135,000               *
Marc A. Zuckerman (9). . . . . . . . .           5,808               *
Nicole Eskenazi. . . . . . . . . . . .          50,000               *
Anthony M. Pisano(10). . . . . . . . .          27,396               *
All Directors and Officers as a group (11)  12,116,704             64.6%

___________
*less than 1%

(1)  Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting and investment power with respect to the securities listed as owned by them.

(2)  Includes options to purchase 5,000 shares of Common Stock under the amended and restated 1986 Stock Option
     Plan (the "Stock Option Plan").

(3)  Includes options to purchase 50,000 shares of Common Stock under the Stock Option Plan.

(4)  See "Approval of Bonus Plan and Option Plan for Andrew Grossman -- Approval of Option Plan" below for information concerning the proposed option plan for Andrew Grossman.

(5)  Includes options to purchase 20,000 shares of Common Stock under the Stock Option Plan.

(6)  Includes options to purchase 50,000 shares of Common Stock under the Stock Option Plan.

(7)  Includes options to purchase 120,000 shares of Common Stock under the Stock Option Plan.

(8)  Includes options to purchase 135,000 shares of Common Stock under the Stock Option Plan.

(9)  Includes options to purchase 3,085 shares of Common Stock under the Stock Option Plan.

(10) Includes 10,000 shares of Common Stock held by Mr. Pisano's wife in an individual retirement account.

(11) Includes beneficial ownership of Josephine Chaus; also includes options to purchase 383,085 shares of Common
     Stock under the Stock Option Plan.


                                           ELECTION OF DIRECTORS

Nominees for Election

  Six directors will be elected at the meeting to serve until the next annual meeting of shareholders and until their respective successors have been elected and qualified.

  Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy.  At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve.  Except as indicated below, there are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

  The following table sets forth certain information with respect to the nominees for director:


Name of Nominee                     Age           Director
- - ---------------                     ---           --------
Josephine Chaus. . . . . . . . .     43              1977
Andrew Grossman. . . . . . . . .     35              1994
S. Lee Kling . . . . . . . . . .     65              1989
John W. Burden III . . . . . . .     57              1991
Harvey M. Krueger. . . . . . . .     64              1992
Philip G. Barach . . . . . . . .     64              1993


  Josephine Chaus has been an employee of the Company in various capacities since its inception.  She has been a director of the Company since 1977, President from 1980 to February 1993, Chief Executive Officer from 1991 through September 1994, Chairwoman of the Board since 1991 and member of the Office of the Chairman since
September 1994.

  Andrew Grossman was appointed a director of the Company on September 13, 1994.  He has been employed by the Company as its Chief Executive Officer and member of the Office of the Chairman since September 28, 1994 pursuant to a five year employment agreement.  The agreement provides that Mr. Grossman shall (a) be nominated to serve as a director of the Company without additional compensation during each year of the term of his employment agreement, (b) serve as the Chief Executive Officer and a member of the Office of the Chairman of the Company, which office also consists of Josephine Chaus and (c) upon expiration of the term of the agreement, resign as a director of the Company.  In connection with the execution of Mr. Grossman's employment agreement,
Josephine Chaus agreed to vote all her shares of Common Stock at each annual meeting of shareholders held during the term of the agreement in favor of his re-election to the Board of Directors of the Company.  Prior to November
1994, Mr. Grossman was President from 1991-1994 and Executive Vice President from 1990 to 1991 of Jones
Apparel Group, a manufacturer of women's apparel, and Vice President of Merchandising for Jones New York from
1987 through 1990.  Prior to joining Jones, Mr. Grossman was employed by Willi Wear Ltd., Herbert Grossman
Enterprises, the Ralph Lauren Womens Wear division of Bidermann Industries, Inc. and the Evan Picone division of Palm Beach Inc.

  S. Lee Kling was elected a director of the Company on February 22, 1989.  He has served since 1991 as
Chairman of the Board of Kling Rechter & Company, a merchant banking company which operates in partnership with Barclays Bank PLC.  Mr. Kling served as Chairman of the Board of Landmark Bancshares Corporation, a bank holding company in St. Louis, Missouri until December 1991 when the company merged with Magna Group, Inc.
He had served in such capacity with Landmark since 1974 and had also served as Chief Executive Officer of
Landmark from 1974 through October 1990 except for the period from May 1978 to January 1979 when he served as Assistant Special Counselor on Inflation for the White House and Deputy for Ambassador Robert S. Strauss.
Mr. Kling serves on the Boards of Directors of Magna Group, Inc., a multi-bank holding company; Lewis Galoob
Toys, Inc., a toy manufacturer; E-Systems, Inc., an electronic equipment manufacturer; Falcon

Products, Co., a furniture and fixtures manufacturer; Chemfix
Technologies, Inc., an environmental service company; National Beverage Corp., a beverage manufacturer and
Hanover Direct, Inc., a catalog and mail order company.

  John W. Burden III was elected a director of the Company on November 14, 1991.  He was, from 1985 until his retirement in January 1990, Chairman of Federated Department Stores, Inc., a major operator of department stores in the United States.  Mr. Burden has been a director of Jan Bell Marketing Inc., which is engaged in the jewelry business, since August 1994 and Carson Pirie Scott Incorporated, which owns department stores, since August 1993.

  Harvey M. Krueger was appointed a director of the Company on January 2, 1992.  He has been a Senior
Managing Director of Lehman Brothers, an investment banking firm, since May 1984.  From December 1977 to May
1984, he was Managing Director of Lehman Brothers Kuhn Loeb, Inc.  From 1965 to 1977, he was a Partner of
Kuhn Loeb & Co. and in 1977, he served as President and Chief Executive Officer of Kuhn Loeb & Co.

  Philip G. Barach was appointed a director of the Company on November 26, 1993.  He was, from July 1989 to March 1990 the Chief Executive Officer of U.S. Shoe Corp., a shoe manufacturer.  In addition, Mr. Barach served as Chairman of the board of directors of U.S. Shoe Corp. from March 1990 to March 1993.  Mr. Barach is currently a director of Union Central Life Insurance Company, an insurance carrier.

  The Board of Directors of the Company has standing Audit and Compensation Committees.  Messrs. Kling,
Krueger and Burden are members of the Audit Committee.  Messrs. Kling, Krueger and Josephine Chaus are
members of the Compensation Committee.  None of Messrs. Kling, Krueger or Burden is an employee of the
Company.  The Company does not have a standing Nominating Committee.

  The Compensation Committee is charged by the Board of Directors with administering, reviewing and recommending changes in the Company's incentive compensation plans for its executives and submitting such plans to the Board of Directors for approval, allocating bonuses, determining the individuals to whom stock options are to be granted, the number of shares subject to grant and the terms of such operations, and recommending to the
Board any changes in the compensation of any employee of the Company whose annual compensation exceeds
$150,000.  The Compensation Committee met or acted by written consent on five occasions during the 1994 fiscal year.

  The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time and is charged with recommending annually to the Board of Directors the independent auditors to be retained by the
Company, reviewing the audit plan with the auditors, reviewing the results of the audit with the officers of the
Company and its auditors and reviewing with the officers and internal auditors of the Company the scope and nature of the Company's internal auditing system.  The Audit Committee met or acted by written consent on four occasions during the 1994 fiscal year.

  During the 1994 fiscal year, the Board of Directors of the Company met, or acted by unanimous written consent, on seven occasions.  While serving as a director, each of the directors attended at least 75% of the meetings of the
Board of Directors and of the meetings held by all committees of the Board on which he or she served during the
1994 fiscal year.

COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of the Common Stock to file with the Securities and
Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the
Common Stock.  Officers, directors and persons owning more than ten percent of the Common Stock are required to furnish the Company with copies of all such reports.  To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company, the Company believes that during the fiscal year ended June 30,
1994, all Section 16(a) filing requirements applicable to its executive officers, directors and persons owning beneficially more than ten percent of the Common Stock were complied with.

                                          EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth all cash compensation paid or accrued by the Company for the 1994 fiscal year with respect to (a) the Company's Chief Executive Officer, (b) each of the three other most highly compensated executive officers of the Company and (c) two former executive officers (collectively, the "Named Executive
Officers"), for services rendered by such persons in all capacities to the Company.

                                           ANNUAL COMPENSATION           LONG TERM COMPENSATION
                                     ------------------------------  ----------------------------
                                                                                       NUMBER OF
                                                                                       SECURITIES
NAME AND PRINCIPAL POSITION                                             RESTRICTED     UNDERLYING     ALL OTHER
HELD DURING YEAR 1994                 YEAR     SALARY      BONUS       STOCK AWARDS     OPTIONS      COMPENSATION
- - -----------------------------------  ------  ----------  ----------  --------------  ------------  --------------
Josephine Chaus
 Chairwoman of the Board and         1994    $392,000         --            --             --      $ 34,446
 Chief Executive Officer             1993     392,000         --            --             --         --
                                     1992     373,000         --            --             --         --
Richard Baker
 President                           1994    $480,000         --            --       480,000         35,367
                                     1993     178,000         --            --             --         --
                                     1992       --            --            --             --         --
Michael Fieman
 Executive Vice President-           1994    $358,000         --            --             --         --
 Production                          1993     358,000         --            --             --         --
                                     1992     222,000         --            --       200,000          --
Marc A. Zuckerman
 Treasurer                           1994    $130,000         --            --             --         4,758(1)
                                     1993     121,000         --            --             --         4,181(1)
                                     1992     120,000         --            --             --         4,372(1)
Nicole Eskenazi(2)
 Executive Vice President - Product  1994    $188,000         --            --             --       359,235(3)
 Development                         1993     359,000    $114,000           --        16,906          3,826(1)
                                     1992     346,000     115,000           --       287,276          4,795(1)
Anthony M. Pisano(4)
 Executive Vice President - Finance  1994    $261,000         --            --        40,000         83,969(5)
 and Administration, Chief           1993     264,000     $20,000           --             --         4,497(1)
 Financial Officer and Secretary     1992     248,000         --            --        10,000          4,364(1)

   (1) Includes contributions made by the Company pursuant to its 401(K) Plan for the benefit of the named executive.

   (2) Nicole Eskenazi's employment with the Company terminated in January
       1994.

   (3) Includes $354,615 paid as severance and $4,620 in 401(K) matching contributions.

   (4) Anthony Pisano's employment with the Company terminated in June 1994.

   (5) Includes $79,349 paid as severance and $4,620 in 401(K) matching contributions.

OPTION GRANTS TABLE

  The following table sets forth information with respect to the Named Executive Officers concerning the grant of stock options during the fiscal year ended June 30, 1994.  The Company did not have during such fiscal year, and currently does not have, any plans providing for the grant of stock appreciation rights ("SARs").




                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATES OF
                                                                                            STOCK PRICE APPRECIATION FOR
                                                 INDIVIDUAL GRANTS                                 OPTION TERM(2)
                         ----------------------------------------------------------------  ----------------------------
                            SECURITIES      % OF TOTAL
                            UNDERLYING    OPTIONS GRANTED
                             OPTIONS      TO EMPLOYEES IN    EXERCISE OR      EXPIRATION
          NAME            GRANTED (#)(1)    FISCAL YEAR      BASE PRICE          DATE           5%(3)          10%(4)
- - -----------------------  --------------  ---------------  ---------------  --------------  --------------  ------------
Josephine Chaus ........ --              --               --               --              --              --
Richard Baker .......... 480,000        76.2%             $4.75            2/15/03         $1,435,200     $3,633,600
Michael Fieman ......... --              --               --               --              --              --
Marc A. Zuckerman  ....  --              --               --               --              --              --
Nicole Eskenazi .......  --              --               --               --              --              --
Anthony Pisano ......... 40,000          6.3%             $2.25            9/30/94         0               0

   (1) All options were granted under the Stock Option Plan.

   (2) Potential pre-tax realizable value is based on the assumption that the stock appreciates from the market value on the date of grant at the annual rates of appreciation shown on the table over the option term (ten years). This is a theoretical value. The actual realized value depends upon the market value of the Company's stock at the exercise date.

   (3) Per share price of Common Stock would be $7.74 assuming no stock splits or stock dividends.

   (4) Per share price of Common Stock would be $12.32 assuming no stock splits or stock dividends.



AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

  The following table provides information with respect to the exercise of stock options during the fiscal year by the Named Executive Officer and the value of unexercised options at fiscal year end.


                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND FISCAL YEAR-END OPTION VALUES


                                                   NUMBER OF        NUMBER OF
                                                  SECURITIES       SECURITIES
                                                  UNDERLYING       UNDERLYING     VALUE OF UNEXERCISED  VALUE OF UNEXERCISED
                                                  UNEXERCISED      UNEXERCISED    IN-THE-MONEY OPTIONS  IN-THE-MONEY OPTIONS
                                                OPTIONS AT JUNE  OPTIONS AT JUNE      AT JUNE 30,           AT JUNE 30,
                                                   30, 1994         30, 1994            1994(1)               1994(1)
                                               ---------------  ---------------  --------------------  --------------------
                        SHARES
                      ACQUIRED ON     VALUE
        NAME           EXERCISE      REALIZED     EXERCISABLE     UNEXERCISABLE       EXERCISABLE          UNEXERCISABLE
- - ------------------  -------------  ----------  ---------------  ---------------  --------------------  --------------------
Josephine Chaus  .. --             --               --               --          --                    --

                                                   NUMBER OF        NUMBER OF
                                                  SECURITIES       SECURITIES
                                                  UNDERLYING       UNDERLYING     VALUE OF UNEXERCISED  VALUE OF UNEXERCISED
                                                  UNEXERCISED      UNEXERCISED    IN-THE-MONEY OPTIONS  IN-THE-MONEY OPTIONS
                                                OPTIONS AT JUNE  OPTIONS AT JUNE      AT JUNE 30,           AT JUNE 30,
                                                   30, 1994         30, 1994            1994(1)               1994(1)
                                               ---------------  ---------------  --------------------  --------------------
                        SHARES
                      ACQUIRED ON     VALUE
        NAME           EXERCISE      REALIZED     EXERCISABLE     UNEXERCISABLE       EXERCISABLE          UNEXERCISABLE
- - ------------------  -------------  ----------  ---------------  ---------------  --------------------  --------------------
Richard Baker ..... --             --          120,000          360,000          0                     0
Michael Fieman  ..  --             --          135,000           50,000          0                     0
Marc A. Zuckerman   --             --            3,085                0          0                     0
Nicole Eskenazi  .. --             --                0                0          0                     0
Anthony Pisano  ... --             --           55,000           45,000          0                     0

   (1) The value is based on the excess of the market price of the Company's Common Stock at the end of the Copmpany's 1994 fiscal year over the option price of the unexercised options.



EMPLOYMENT ARRANGEMENTS

  The Company's employment agreement with Josephine Chaus, Chairwoman of the Board and Chief Executive
Officer of the Company, which commenced on July 1, 1992 and expired on June 30, 1994.  Since such date, she has been employed on the same terms, although without a written agreement.  The annual base salary under such agreement is $390,000 or such larger amount as the Compensation Committee of the Board of Directors shall from time to time determine.  As of the date hereof, no such larger amounts have been authorized or paid.  From 1986 to 1992, Josephine Chaus had a similar employment agreement with the Company at the same base salary.

  The Company has an employment agreement with Richard Baker, President of the Company, dated as of
February 15, 1993 which terminates on February 14, 1997.  Mr. Baker's salary during the first year of the agreement was $450,000 and will increase by $25,000 annually until the agreement terminates.  The agreement provides for the provision of a cash bonus if the Company achieves certain financial targets during each fiscal year of the term of the agreement.  If during each of fiscal 1994, 1995 and 1996, while Mr. Baker is employed by the Company, certain financial objectives are met by the Company, then Mr. Baker will have the right, pursuant to the Company's
Restricted Stock Purchase Plan, to purchase 25,000 shares of the Company's Common Stock at the price of $1.00 per share.  The target was not met for fiscal 1994.  In addition, Mr. Baker was granted, pursuant to the terms and conditions of the Stock Option Plan, ten-year incentive stock options to purchase 480,000 shares of Common Stock.
Ten thousand incentive options vested on February 14, 1993, 110,000 vested on February 14, 1994 and 120,000 will vest on each of the next three anniversaries thereof provided he is employed by the Company.  If the Company terminates Mr. Baker's employment without cause, the Company shall pay him his base salary for the year of termination plus any cash bonus earned for the year immediately preceding the termination.  In addition, all incentive stock options which would have vested at the anniversary of the agreement immediately following such termination shall vest on such termination date.  If Mr. Baker's employment is terminated by him for "Good Reason" or by the
Company, in connection with a "change in control" (as such terms are defined in the agreement), then the Company shall pay Mr. Baker a severance and non-competition payment equal to two times the sum of his base salary for the year of termination plus the annual cash bonus earned in the year immediately preceding the year of termination.
In addition, all options would vest immediately upon such termination referred to in the preceding sentence.

  The Company has an employment agreement with Michael Fieman, Executive Vice President-Production, which commenced on November 4, 1991, and extends to November 3, 1995.  Under the contract, he receives an annual salary of $350,000.  He was also granted non-incentive options to acquire 200,000 shares of Common Stock under the Stock Option Plan, which vest and become exercisable at the rate of 25% per year on each of the next four anniversary dates of the commencement of the contract.  In the event that (i) Josephine Chaus should cease to be an officer of the Company or own 33% of the Company's stock, (ii) the Company merges or consolidates, or (iii) the Company's business is liquidated or terminated, Mr. Fieman has the right to terminate his employment and be paid for the full term of his agreement and all of his options would vest immediately.

  The Company has no employment agreement with Marc A. Zuckerman.

  The Company has a two year employment agreement with Wayne S. Miller, Executive Vice President - Finance and Administration and Chief Financial Officer, dated as of June 3, 1994 which automatically shall be extended for one additional year unless either party thereto specifies otherwise.  During the term of the agreement, Mr. Miller's salary will be $250,000 per annum.  Pursuant to the terms of the agreement, Mr. Miller was paid an initial bonus of $25,000.  In addition, Mr. Miller was granted, pursuant to the terms and conditions of the Stock Option Plan, ten-
year incentive stock options to purchase 50,000 shares of the Company's Common Stock at an exercise price of
$1.875 per share.  If the agreement is terminated by the Company without cause, the Company shall pay Mr. Miller a severance and non-competition payment consisting of his base salary in effect for the term equal to the greater of twelve months or the remainder of the term.  If the term of the agreement is extended, then such payment shall be for twelve months.  If the agreement is terminated by the Company or by Mr. Miller for "Good Reason" in
connection with or following a "change in control" (as such terms are defined in the Agreement), the Company shall pay Mr. Miller a severance and noncompetition payment equal to the sum of (x) two times his base salary in effect at the time of termination plus (y) an amount equal to two times the annual cash bonus award earned by Mr. Miller.
In addition, all stock options which have not yet vested shall vest on the date of such termination referred to in the preceding sentence.

  Wayne S. Miller joined the Company as Executive Vice President - Finance and Administration and Chief
Financial Officer in June 1994.  From April 1994 to June 1994 he was Crisis Manager at USA Classic, Inc.  From
February 1994 to March 1994 he was a consultant to various apparel companies.  From October 1990 to January
1994 he was President and Chief Executive Officer of Publix Group, L.P. which filed a petition for reorganization under Chapter 11 of the federal bankruptcy laws in June 1993.  Prior to that Mr. Miller was Chief Financial Officer at Basco All-American Sportswear Corp.

  The Company had a three-year employment agreement with Nicole Eskenazi, Executive Vice President-Product
Development, which commenced July 22, 1991 pursuant to which she was employed at an annual salary of $350,000.
Pursuant to the agreement, she was granted 200,000 non-incentive options on shares of Common Stock under the
Stock Option Plan, which vested at the rate of 25% per year on each of the next four anniversary dates of the commencement of the contract, subject to her continued employment.  The agreement further provided that upon termination of her employment without cause, she would be entitled to be paid for the full term of her agreement, plus 12 additional months salary, subject to the Company's right to terminate all severance and termination payments in the event Ms. Eskenazi became employed elsewhere.  Ms. Eskenazi's employment with the Company continued
until January 1994.  Thereafter, the Company made severance payments to Ms. Eskenazi consisting of regular salary payments to May 1994, at which time the Company terminated such payments as a result of a contractual dispute.
Ms. Eskenazi commenced litigation in the Supreme Court of the State of New York against the Company in June
1994 alleging, among other things, that the Company had improperly discontinued her severance payments and various tort claims.  The Company asserted counterclaims.  In September 1994 such litigation was settled pursuant to an agreement in which the Company paid Ms. Eskenazi an aggregate of $350,000.

  The Company had an employment agreement with Anthony M. Pisano, the Company's former Executive Vice
President-Finance and Administration, entered into on November 28, 1986, as amended, pursuant to which he was employed at an annual salary of $225,000.  This amount was increased to $250,000 per year as of October 1991.
The agreement provided for Mr. Pisano to receive four months salary on termination of his employment.  The agreement permitted either party to terminate Mr. Pisano's employment for any reason.  On June 17, 1994, Mr.
Pisano resigned from his positions as Executive Vice President-Finance and Administration, Chief Financial Officer,
Secretary, and Director of the Company.  The Company entered into a severance agreement with Mr. Pisano dated as of June 16, 1994 pursuant to which Mr. Pisano was paid severance payments consisting of his salary, vacation and car payments aggregating $79,000.

DIRECTORS' COMPENSATION

  During the 1994 fiscal year, directors who were not employees of the Company received an annual fee of $8,000 plus $1,000 for each Board of Directors or Committee meeting attended.  In addition to annual fees, pursuant to the
Formula Plan of the Company's Stock Option Plan, non-employee directors are granted a one time option to acquire
10,000 shares of Common Stock, exercisable up to 50% one year after the grant and 50% two years after the grant, provided the director has been duly elected or re-elected, as the case may be, in the interim.  The per share exercise price of any non-incentive stock option may not be less than 85% of the fair market value of the Common Stock on the date of the grant.  The Company has purchased and will maintain a $50,000 term life insurance policy on behalf of each director with the benefits to be paid to each director's designated beneficiary.

COMPENSATION COMMITTEE REPORT

  Committee.  The compensation committee of the Board of Directors (the "Committee") establishes and reviews the Company's arrangements and programs for compensating its executive officers, including the Named Executive
Officers.  The Committee is composed of S. Lee Kling and Harvey M. Krueger, Directors who are neither officers nor employees of the Company, and Josephine Chaus, member of the Office of Chairman of the Company.
Josephine Chaus abstains from any vote by the Committee regarding her compensation.

  Background, Objectives and Philosophy.  The Committee's objective is to establish an over-all compensation program that rewards executives as the Company's net income reaches certain targeted levels and, through the grant of options, as the market price of the Company's Common Stock increases.

  The Committee believes that there are three principal components which should be included in a compensation program:

  1) base salary;

  2) annual cash incentives; and

  3) stock option incentives.

  Under this approach, the attainment of yearly earnings and other short-term targets is compensated through yearly bonuses under the Incentive Award Plan and long-term performance of the Company is rewarded through the grant of Stock Options pursuant to the Stock Option Plan.  Unless otherwise provided by the Committee at the time an option is granted, options granted under the Plan vest ratably over a four year period.  This approach is consistent with the Committee's view that incentive programs should be based upon performance and that awards of stock options should ally the economic interests of the Company's officers and other key employees with those of the
Company's shareholders.

  Compensation Program Components.

  Base Salary.  Base salaries are set at levels that are competitive within the apparel industry.  An annual salary adjustment within each applicable position/salary level is determined by evaluating the performance of the individual, including the achievement of numerate and non-numerate objectives, in the context of the financial results of the
Company.

  Annual Cash Incentives.  Cash incentive awards are based on performance as measured by the Company's net income.  The Committee believes that net income is an appropriate measure of performance because it promotes the achievement of corporate-wide goals.  The Company has in effect an Incentive Award Plan (the "Incentive Award
Plan") in which key employees, other than Josephine Chaus, are eligible to participate.  Generally, the Committee establishes corporate-wide objectives for net earnings each year, the attainment of which serve as the basis for computing annual bonuses.  Individual bonuses for key employees are recommended by management to the
Committee who, in turn, make the final determination.  A portion of each executive's bonus is also dependent on the achievement of written numerate objectives which are jointly established in advance by each such executive and the Chief Executive Officer.  During fiscal year 1994, the threshold level of net income was not achieved and no bonuses were awarded to executive officers.

  The Compensation Committee is establishing a new incentive program for fiscal 1995.

  Stock Option Plan.  The Committee believes that the use of stock options as the principal basis for creating long-
term incentives satisfies the objective of aligning the interests of executive management with those of the Company's shareholders.  The Company has in effect a Stock Option Plan, pursuant to which the Committee may grant executives, other than Josephine Chaus, options to purchase Common Stock of the Company.  The Company utilizes vesting periods to encourage key executives to continue in the employ of the Company.  Unless otherwise provided by the Committee at the time an option is granted, options granted under the Stock Option Plan vest ratably over a four year period.  Levels of participation in the Stock Option Plan generally vary on the basis of the recipient's position in the Company.

  In order to continue employee motivation and commitment during the turnaround of the Company, the
Compensation Committee adopted an incentive stock option program pursuant to which certain of the Company's key employees were granted additional stock options in lieu of annual salary increases, which were not provided the previous and current fall.  These options were given to employees in key positions that the Compensation Committee believes are critical to the Company's future operation.  Consequently, in June 1994 the Compensation Committee authorized the
Company to issue options to purchase an aggregate of approximately 275,000 shares of Common Stock exercisable at $2.00 per share.

  Compensation of the Chief Executive Officer.  Josephine Chaus served as Chief Executive Officer of the
Company during the 1994 fiscal year pursuant to an employment agreement.  As Josephine Chaus is a controlling shareholder of the Company, the Committee did not believe there was a need for bonus compensation or stock incentives.  As a result, Josephine Chaus did not participate in the Company's bonus program or Stock Option Plan.
The annual base salary provided for in her agreement with the Company was $390,000 or such larger amount as the
Compensation Committee may have determined.  Josephine Chaus' annual base salary was not increased above the
$390,000 level which has been the same for the past seven years.

                                                 COMPENSATION COMMITTEE
                                                 Josephine Chaus
                                                 S. Lee Kling
                                                 Harvey M. Krueger

PERFORMANCE GRAPH

  The following Performance Graph compares the total cumulative return (assuming dividends are reinvested) on the Company's Common Stock during the five fiscal years ended June 30, 1994 with the cumulative return on the
Standard & Poor's 500 Index and the Standard & Poor's Textile-Apparel Manufacture Index, assuming investment of $100 in each of the above at their closing stock prices on June 30, 1989.


      COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMOUNG BERNARD CHAUS, INC., THE S & P 500 INDEX
      AND THE S & P TEXTILE-APPAREL MANUFACTURER INDEX
                        (IN DOLLARS)
                           6/89    6/90    6/91    6/92    6/93    6/94
                           ----    ----    ----    ----    ----    ----
BERNARD CHAUS, INC.        100      74      42     108      56      30
S&P 500                    100     118     125     142     161     163
S&P TEXTILE-APPAREL MFR    100     114     141     140     135     118
- - ---------------

* $100 INVESTED ON 06/30/89 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

                       APPROVAL OF ISSUANCE OF WARRANTS AND SALE OF COMMON STOCK TO
                                                 JOSEPHINE CHAUS


                                              APPROVAL OF WARRANTS

  During the 1994 fiscal year, the Company required availability under its working capital credit line with BNY
Financial Corporation (the "Bank") in excess of the amount available under its borrowing base formula.  To assist the Company, Josephine Chaus agreed to provide credit support in the form of a letter of credit.  She initially provided a letter of credit in the amount of $3 million on April 15, 1994 which was increased to $5 million on June
14, 1994 and further increased on September 13, 1994 to $7.2 million.  The expiration date of the letter of credit, initially in effect through October 15, 1994, was extended to April 15, 1995 (the "Extension").  The Bank has increased the Company's borrowing availability by various amounts as the amount and expiration date of the letter of credit has been increased and extended.

  In consideration for her provision of credit support to the Company, a special committee of independent members of the Board of Directors of the Company (the "Special Committee"), has authorized the issuance to
Josephine Chaus, subject to shareholder approval, of (i) warrants to purchase 338,000 shares of Common Stock at an exercise price of $3.00 per share (the "$3.00 Warrants") for the initial $3 million letter of credit; (ii) warrants to purchase 206,000 shares of Common Stock at an exercise price of $2.25 per share (the "$2.25 Warrants") for the
$2 million increase in the letter of credit; (iii) warrants to purchase 32,500 shares of Common Stock at an exercise price of $4.62 per share (the "$4.62 Warrants") for the $2.2 million increase to the letter of credit; and (iv) warrants to purchase 640,000 shares of Common Stock at an exercise price of $4.62 per share for the Extension (the
"Extension Warrants").  The exercise prices of the $3.00 Warrants and $2.25 Warrants represent a 20% premium over the closing price of the Common Stock on the New York Stock Exchange on April 15, 1994 and June 23, 1994,
respectively, the dates when the Special Committee approved the issuance of such warrants.  The exercise prices of the $4.62 Warrants and the Extension Warrants represent a 20% premium over the average closing price of the
Company's Common Stock on the New York Stock Exchange over the five-day period commencing September 27,
1994 (i.e. subsequent to the public announcement of Andrew Grossman's employment by the Company as the new
Chief Executive Officer and two trading days after the announcement of the Company's 1994 fiscal year results).

  The warrants will be exercisable upon issuance, will expire five years from the date of issuance and will not be transferable.  The warrants will contain customary antidilution provisions.  The Company has borne all out-of-
pocket expenses incurred by Josephine Chaus  in providing the letter of credit.  Josephine Chaus has agreed to forfeit a pro rata portion of the Extension Warrants if the letter of credit is terminated before April 15, 1995.

  In approving such warrants, the Special Committee sought the advice of Lehman Brothers, which provided its view as to the commercial reasonableness of the transaction.  A copy of the Lehman Brothers letter is annexed to this proxy statement as Annex A.  Harvey Krueger, a Senior Managing Director of Lehman Brothers, is a director of  the Company.  Mr. Krueger was not a member of the Special Committee and did not act on behalf of Lehman
Brothers in rendering the letter.

  The warrants have no preemptive rights.  See "Security Ownership of Certain Beneficial Owners and
Management" for information concerning the share ownership of Josephine Chaus before and after giving effect to the issuance of the warrants discussed herein and the sale of the shares to Josephine Chaus as discussed below.
Upon exercise of all of the warrants, the dilutive impact upon all shareholders of the Company would be 6.2%
(based upon the number of shares currently issued and outstanding and assuming no other exercise of options currently outstanding).

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE ISSUANCE TO JOSEPHINE
CHAUS OF WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF THE COMPANY IN CONSIDERATION FOR HER PROVISION
OF CREDIT SUPPORT TO THE COMPANY.

  JOSEPHINE CHAUS POSSESSES THE POWER TO VOTE MORE THAN 50% OF THE OUTSTANDING SHARES OF THE COMMON
STOCK.  ACCORDINGLY, THE AFFIRMATIVE VOTE OF JOSEPHINE CHAUS IS SUFFICIENT TO APPROVE THE ISSUANCE OF THE
WARRANTS WITHOUT THE VOTE OF ANY OTHER SHAREHOLDERS.  JOSEPHINE CHAUS HAS ADVISED THE COMPANY THAT SHE
INTENDS TO VOTE ALL OF HER SHARES IN FAVOR OF SUCH ISSUANCE.


                                     APPROVAL OF SALE OF COMMON STOCK

  In order to provide additional equity to the Company, to enhance the Company's balance sheet and accommodate the Bank, Josephine Chaus has agreed to purchase and the Special Committee has agreed to sell, 1,914,500 shares of Common Stock of the Company at a purchase price equal to $3.85 per share (the five trading day average of the closing sale price of the Company's Common Stock commencing September 27, 1994).  Pending shareholder approval of her purchase of the shares of Common Stock, Josephine Chaus has loaned $7.2 million to the Company and the Company has issued promissory notes in the aggregate principal amount of $7.2 million to Josephine Chaus, bearing interest at 12%.  The notes will be exchanged for the shares of Common Stock upon the approval of this proposal. Proceeds from such cash infusion are being used for costs and associated expenses related to the signing of Andrew Grossman as the Company's new Chief Executive Officer.

  The shares of Common Stock to be sold to Josephine Chaus have no preemptive rights.  See "Security
Ownership of Certain Beneficial Owners and Management" for information concerning the share ownership of
Josephine Chaus before and after giving effect to the issuance of the warrants discussed above and the sale of the shares of Common Stock to Josephine Chaus discussed herein. Upon the sale of 1,914,500 shares of Common
Stock to Josephine Chaus, the dilutive impact upon all shareholders of the Company would be 9.4% (based upon the number of shares currently issued and outstanding and assuming no exercise of warrants or options currently outstanding).

  IN APPROVING THE SALE OF THE SHARES OF COMMON STOCK TO JOSEPHINE CHAUS, THE SPECIAL COMMITTEE SOUGHT THE
ADVICE OF LEHMAN BROTHERS, WHICH PROVIDED ITS VIEW AS TO THE COMMERCIAL REASONABLENESS OF THE TRANSACTION.  SEE
ANNEX A FOR A COPY OF THE LEHMAN BROTHERS LETTER.  HARVEY KRUEGER, A SENIOR MANAGING DIRECTOR OF LEHMAN
BROTHERS, IS A DIRECTOR OF THE COMPANY.  MR. KRUEGER WAS NOT A MEMBER OF THE SPECIAL COMMITTEE AND DID NOT ACT
ON BEHALF OF LEHMAN BROTHERS IN RENDERING THE LETTER.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE SALE BY THE COMPANY
TO JOSEPHINE CHAUS OF 1,914,500 SHARES OF COMMON STOCK.

  JOSEPHINE CHAUS POSSESSES THE POWER TO VOTE MORE THAN 50% OF THE OUTSTANDING SHARES OF COMMON STOCK.
CONSEQUENTLY, THE AFFIRMATIVE VOTE OF JOSEPHINE CHAUS IS SUFFICIENT TO APPROVE THE COMPANY'S SALE TO JOSEPHINE
CHAUS OF THE COMMON STOCK WITHOUT THE VOTE OF ANY OTHER SHAREHOLDERS.  JOSEPHINE CHAUS HAS ADVISED THE
COMPANY THAT SHE INTENDS TO VOTE ALL OF HER SHARES IN FAVOR OF SUCH SALE.


                        APPROVAL OF BONUS PLAN AND OPTION PLAN FOR ANDREW GROSSMAN

General

  The Company entered into a five (5) year employment agreement with Andrew Grossman in September 1994
(the "Agreement").  Pursuant to the terms of the Agreement, Mr. Grossman serves as Chief Executive Officer of the
Company and as a member of the Office of the Chairman of the Company, which office also consists of Josephine
Chaus.  The Company has an option to extend the term of Mr. Grossman's agreement for an additional five (5) years.
The Company paid Mr. Grossman a sign-on bonus of $6,200,000, portions of which must be paid back to the Company if Mr. Grossman's employment is terminated for cause (as defined in the Agreement) or if he leaves the
Company without Good Reason (as defined in the Agreement).  Under the Agreement, Mr. Grossman receives an annual salary of $1,000,000 and, subject to receipt of shareholder approval, Mr. Grossman is entitled to an annual bonus consisting of 5% of the Company's Annual Net Profits (as defined below).

  Pursuant to the terms of the Agreement, Mr. Grossman received options to purchase 1,500,000 shares of
Common Stock of the Company, subject to shareholder approval.  Such options vest over a five (5) year period.
If the Company exercises its option to renew the Agreement for an additional five years, Mr. Grossman is entitled to options to purchase an additional 1,500,000 shares of Common Stock.  If the Company terminates the Agreement
(a) for other than cause or the death or disability of Mr. Grossman, the Company is required to pay Mr. Grossman his annual salary and Net Profit Participation, as such term is defined in the Agreement, less any compensation and bonuses received by Mr. Grossman from other employers or (b) due to a "change in control" (as such term is defined in the Agreement), the Company is required to pay Mr. Grossman his salary and Net Profit Participation for the remaining term of the Agreement.  If Mr. Grossman terminates the Agreement prior to its second anniversary for other than the Company's material breach, then the Company shall pay Mr. Grossman an annual salary for a two-year period provided he, among other things, adheres to certain non-solicitation, non-compete and confidentiality provisions in the Agreement.  In the event of a change in control of the Company or the termination of Mr.
Grossman's employment for certain specified reasons, any unvested portion of the options shall vest immediately and shall remain exercisable for a period of six months after such date, unless the options are earlier terminated pursuant to the terms of the Agreement.


                                          APPROVAL OF BONUS PLAN

  The terms of the Agreement provide for Mr. Grossman to be paid bonus compensation, subject to receipt of approval by the Company's shareholders, of five percent (5%) of the Annual Net Profits of the Company for each fiscal year of the term of the Agreement (the "Bonus Plan").  Mr. Grossman is the sole participant in the Bonus Plan.
Annual Net Profits is defined in the Agreement as net income of the Company for any fiscal year as reflected on the audited financial statements of the Company for such fiscal year prepared in accordance with generally accepted accounting principles applied consistent with past practices and certified by the Company's independent public accountants.  If the Bonus Plan had been in effect for the 1994 fiscal year, no bonus would have been payable.  The terms of the Bonus Plan were adopted by a committee (the "Committee") of three "outside directors" as such term is used for purposes of Section 162(m) of the Internal Revenue Code (the "Code").

  Section 162(m) of the Code, which generally disallows a tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer and certain other highly compensated executive officers, provides that "performance-
based" compensation will not be subject to the $1,000,000 deduction limitation.  It is the intention of the Company and Mr. Grossman that the "performance-based" compensation exception of Section 162(m) of the Code will be applicable with respect to Mr. Grossman's Bonus Plan.

  Pursuant to Section 162(m)(4)(C) of the Code, Mr. Grossman's Bonus Plan shall not be considered "applicable employee remuneration" under Section 162(m) and is therefore tax deductible as "performance-based" compensation because the Bonus Plan provides for the payment of remuneration payable solely on account of the attainment of a performance goal determined by the Committee.  Section 162(m) of the Code requires (a) shareholder approval of the Bonus Plan and (b) before payment of the compensation, that the Committee certify that the performance goals and any other material terms were in fact satisfied.

  The Board of Directors desires to provide an incentive to Mr. Grossman and to align his interests with those of the shareholders of the Company, and  therefore has approved and is seeking shareholder ratification and approval of the Bonus Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE BONUS PLAN FOR THE COMPANY'S NEW CHIEF
EXECUTIVE OFFICER, ANDREW GROSSMAN.  IN CONNECTION WITH THE ENTRY INTO THE AGREEMENT, JOSEPHINE CHAUS
AGREED THAT SHE WILL VOTE HER SHARES IN FAVOR OF THE BONUS PLAN.  ACCORDINGLY, THE BONUS PLAN HAS SUFFICIENT
VOTES FOR APPROVAL WITHOUT THE VOTE OF ANY OTHER SHAREHOLDER.


                                         APPROVAL OF OPTION PLAN

  Pursuant to the terms and conditions specified in the Agreement and the Stock Option Agreement dated as of
September 1, 1994, by and between the Company and Mr. Grossman (the "Option Agreement"), the Company agreed to grant options (the "Options) to Mr. Grossman to purchase (a) 1,500,000 shares of Common Stock (the "Initial
Options") on September 1, 1994 and (b) an additional 1,500,000 shares of Common Stock (the "Additional Options")
if the Company extends the term of the Agreement for an additional five years (the "Option Plan").  The date of grant of the Additional Options shall be such extension date.  The maximum number of shares of Common Stock which may be granted to Mr. Grossman pursuant to the terms of the Option Plan is 3,000,000.  The proposed grant of Additional Options is intended to conform to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the
"Exchange Act").

  The terms of the Option Plan provide that the Options will expire ten years after the grant date.  The Options have an exercise price per share equal to the closing price per share of the Company's Common Stock on the date of grant.  The exercise price for the Initial Options (granted on September 1, 1994) is $2.25 per share.  The Initial
Options vest and are exercisable at the rate of 20% per year on each of the next five anniversary dates of the date of grant.  The Additional Options will have the same vesting schedule.

  On October 4, 1994, the closing price of the Company's Common Stock was $3.75.

  In the event of a "change in control" of the Company (as such term is defined in the Agreement) or the termination by Mr. Grossman of his employment for certain specified reasons including cause, any unvested portion of the Options shall vest immediately and shall remain exercisable for a period of six months after such date, unless the Options are earlier terminated pursuant to the terms of the Option Plan.

  Except as may be permitted by Rule 16b-3 promulgated under the Exchange Act for transfers to a trust or similar estate planning vehicle, the Options are not transferable otherwise than by will or the laws of descent and distribution and may be exercised during the lifetime of Mr. Grossman only by him, or in the event of his disability, his duly appointed guardian or conservator.

  The grant of the Initial Options pursuant to the Option Plan is effective upon the approval by the affirmative vote of the shareholders of the  Company.  In the event such approval is not obtained, the grant of the Initial Options and the Option Agreement shall become null and void.

    The proposed grant of Additional Options upon the renewal of the Agreement will be administered by the
Committee which consists of at least three persons appointed by the Board of Directors, all of whom are
"disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act.  The terms of the Option Plan were adopted by the Committee whose members are "outside directors," as such term is used for purposes of Section
162(m) of the Code.

  As described above, the deduction limitation of Section 162(m) of the Code does not apply to compensation if it is "performance-based."  Options granted under a plan approved by shareholders with an exercise price equal to the fair market value of the underlying stock as of the date of grant are considered performance-based compensation if certain requirements are met.  Such requirements include, among other things, a limit on the number of shares of
Common Stock with respect to which options may be granted to any employee during a specified period.

  The Board of Directors desires to provide an incentive to Mr. Grossman and to align his interests with those of the shareholders of the Company, and  therefore has approved and is seeking shareholder ratification and approval of the Option Plan.

  Upon Mr. Grossman's exercise of the Initial Options, the dilutive impact upon all shareholders of the Company would be 7.6%
(based upon the number of shares currently issued and outstanding and assuming no other exercise of warrants or options currently outstanding).

  There will be no federal income tax consequences to the Company or Mr. Grossman as a result of the
Company's issuance of options under the Option Plan to Mr. Grossman.  Upon the exercise of the Options, Mr.
Grossman will recognize compensation income, subject to withholding, of an amount equal to the excess of the fair market value of the stock on such date over the exercise price.  Subject to the Company satisfying its withholding obligation and subject to the discussion of Section 162(m) of the Code above, the Company will be entitled to a deduction in connection with Mr. Grossman's exercise of the Options at such time and to the extent that he recognizes ordinary income.  The Company also will be required to withhold tax with respect to the income so recognized by Mr. Grossman.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE OPTION PLAN FOR ANDREW GROSSMAN.

  IN CONNECTION WITH THE ENTRY INTO THE AGREEMENT, JOSEPHINE CHAUS AGREED THAT SHE WILL VOTE HER SHARES
IN FAVOR OF THE OPTION PLAN.  ACCORDINGLY, THE OPTION PLAN HAS SUFFICIENT VOTES FOR APPROVAL WITHOUT THE VOTE
OF ANY OTHER SHAREHOLDER.


                                           CERTAIN TRANSACTIONS

  The Company has outstanding at June 30, 1994, $19,039,000 of subordinated promissory notes payable to
Josephine Chaus and the Estate of Bernard Chaus, which were originally issued on June 30, 1986 (the "First
Promissory Notes").  In October 1993 an independent committee of the Board of Directors agreed in principle with the noteholders to modify the First Promissory Notes.  The maturity date of the notes was extended until July 1, 1995 and, effective October 18, 1993, it was agreed that the notes would bear interest at a rate of 12% per annum, payable quarterly.  It was further agreed that interest which had to be deferred as a result of bank covenant requirements would be added to the New Promissory Notes (see below).  The noteholder has agreed that all accrued interest added quarterly to the New Promissory Note will be payable on July 1, 1995.

  In February and March 1991, Bernard Chaus and Josephine Chaus each provided subordinated financing to the
Company in the aggregate amount of $10.0 million (the "Second Promissory Notes").  In September 1993, both
Josephine Chaus and the Estate of Bernard Chaus agreed to convert the remaining balance of the Second Promissory
Notes ($2,623,000) and the interest for the quarter ended June 30, 1993 for both the First Promissory Notes and the
Second Promissory Notes ($417,432) into a demand note (the "Demand Note") in the aggregate amount of
$3,040,432.

  In October 1993, an independent committee of the Board of Directors agreed in principle with the noteholders to modify the Demand Note.  The Demand Note was converted into new promissory notes (collectively the "New
Promissory Notes").  It was agreed that the New Promissory Notes would bear interest at the rate of 10% per annum effective from July 1, 1993, and that such interest would be payable on July 1, 1994.  Principal payments on the New
Promissory Notes were made in November 1993 ($500,000), February 1994 ($250,000) and August 15, 1994
($250,000).  The noteholder agreed to extend the maturity date for the remaining principal and interest payments which were to have been due on July 1, 1994 to July 1, 1995.

  See "Approval of Issuance of Warrants and Sale of Common Stock to Josephine Chaus" above for information relating to the Company's issuance to Josephine Chaus of warrants to purchase Common Stock of the Company and the proposed sale by the Company to Josephine Chaus of 1,914,500 shares of Common Stock.

  Jeffrey Chaus (son of the late Bernard Chaus) and his spouse own a company which operates one retail clothing store located in Fort Lee, New Jersey.  During the 1994 fiscal year, the Company sold its products to this store at the same prices and on terms similar to the terms applicable to sales of the products to such stores at the same prices and on terms similar to the terms applicable to sales by the Company of its products to its other retail customers.
During the 1994 fiscal year, the Company's gross sales to the store owned by Jeffrey Chaus aggregated approximately $138,000.  At June 30, 1994, the store owned by Jeffrey Chaus owed the Company approximately
$11,000 for merchandise sold by the Company to his store through such date.

  A son of S. Lee Kling is employed by an insurance broker, Willis Corroon, from which the Company obtains various insurance policies (i.e., travel, property, directors and officers liability, and life insurance).  The total aggregate premium payments paid to the insurance broker in respect of such insurance during the fiscal year 1994 was approximately $270,000.

  In connection with the relocation expenses incurred by Richard A. Baker upon his employment with the
Company, including the purchase of a home, the Company loaned to Mr. Baker during the 1993 fiscal year an aggregate of $432,500 in two installments, bearing interest at an annual rate of 7%.  At June 30, 1994, Mr. Baker has repaid $286,500, plus interest, and the remaining $132,000 of principal is required to be paid by him pursuant to a promissory note on a monthly basis over a 60-month period commencing October 15, 1994.

  By order dated September 1, 1992, Federal Judge Shirley Wohl Kram dismissed with prejudice as time-barred the Amended Complaint against the Company and others, in the previously reported consolidated class actions entitled Phifer v. Chaus et al., Goldschlack v. Chaus et al., Susman v. Chaus et al. and I. Bibcoff Inc. Pension Trust
Fund v. Chaus et al.  In such actions, claims were asserted against the Company and others, including the Company's lead underwriters, for alleged misstatements and omissions contained in the Company's July 1986 Prospectus delivered in connection with the Company's initial public offering and its 1986 and 1987 Annual Reports.  Plaintiff's attorneys filed a notice of appeal, which they subsequently withdrew subject to the right to restore the appeal by
January 8, 1993.  No such appeal was made and the action was automatically deemed dismissed with prejudice.

  On April 19, 1993, a Class Action Complaint was filed in the Superior Court of New Jersey, Hudson County, against the Company and the others, including the lead underwriter of the Company's 1986 initial public offering, alleging common law fraud and negligent misrepresentation in the sale of the Company's stock in its initial public offering, allegations that are substantially similar to the claims that were dismissed with prejudice in the federal court.
One of the plaintiffs from the federal action was originally a party in this action in state court.  On June 18, 1993, the Company received by mail, a copy of Jury Demand Class Action in the Superior Court of New Jersey, Hudson
County, entitled Theodore M. Wietecha and Lisa A. Phifer v. Bernard Chaus, Inc. et al.  The complaint was amended in September 1993 to delete Lisa Phifer as a Plaintiff.  On May 27, 1994, the Company moved to dismiss the complaint and/or to deny or limit class status.  The motion is before the court for decision.

  Nicole Eskenazi, a former Executive Vice President-Product Development with the Company, filed suit on June
8, 1994 in the Supreme Court of the State of New York against the Company, Josephine Chaus and Richard Baker alleging, among other things, breach of her employment contract by the Company.  Ms. Eskenazi's claim arose out of a dispute concerning her entitlement to severance payments under her employment agreement.  The Company asserted counterclaims.  In September 1994 such litigation was settled pursuant to an agreement in which the
Company paid Ms. Eskenazi an aggregate of $350,000 and mutual releases were exchanged.

  The Company is also involved in various other legal proceedings arising out of the conduct of its business.


                                           SELECTION OF AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche, independent auditors, as the Company's auditors for the fiscal year ending June 30, 1995.  Deloitte & Touche has served as the Company's independent auditors since June 10, 1994.  Although shareholder ratification of the selection of Deloitte & Touche is not required, the Board considers it desirable for shareholders to pass upon the selection of auditors.

  Prior to June 1994, Ernst & Young served as the Company's independent auditors.  By letter dated June 3, 1994, the Company dismissed Ernst & Young as the Company's certifying accountant pursuant to the recommendation of the Company's Audit Committee.  In connection with the audits of the two fiscal years ended June 30, 1993 and the subsequent interim period, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.  In addition, neither of the reports of Ernst
& Young during the two fiscal years ended June 30, 1993 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

  It is expected that representatives of Deloitte & Touche will be present at the meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.

  The Board of Directors recommends a vote FOR approval of the appointment of the auditors.

  Josephine Chaus possesses the power to vote more than 50% of the outstanding shares of the Common
Stock.  Accordingly, the affirmative vote of Josephine Chaus is sufficient to approve the appointment of the auditors.  Josephine Chaus has advised the Company that she intends to vote all of her shares in favor of such appointment.


                                     PROPOSALS FOR NEXT YEAR'S MEETING


  Any proposal by a shareholder who intends to be present at the next Annual Meeting of Shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that Annual Meeting no later than June 16, 1995.

                                               MISCELLANEOUS


  The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders.  However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

  The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy
Statement and other material which may be sent to shareholders in connection with this solicitation.  The Board of
Directors may use the services of the Company's directors, officers and other regular employees to solicit proxies.
In addition, the Company has retained Chemical Bank, Corporate Trust Group as stock transfer agent to aid in the solicitation of proxies at an anticipated fee of approximately $10,000 plus reasonable expenses.  The Company may reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.

  Copies of the 1994 Annual Report to Shareholders, including financial statements for the fiscal year ended June
30, 1994, are being mailed to the shareholders prior to or simultaneously with this Proxy Statement.

  THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM
10-K) FOR THE FISCAL YEAR ENDED JUNE 30, 1994 TO EACH SHAREHOLDER WITHOUT CHARGE (OTHER THAN A REASONABLE
CHARGE FOR ANY EXHIBIT REQUESTED) UPON WRITTEN REQUEST TO:

                  Bernard Chaus, Inc.
                  800 Secaucus Road
                  Secaucus, New Jersey 07094
                  Attention:  Wayne S. Miller
                              Executive Vice President-Finance and
                              Administration and Chief Financial Officer

                                                          ANNEX A



                                                              October 5,  1994


Special Committee of the
Board of Directors
Bernard Chaus, Inc.
1410 Broadway
New York, N.Y.  10018

Dear Members of the Board:

We understand that Bernard Chaus, Inc. (the "Company") has entered into a transaction with its Chairwoman of the
Board and principal shareholder, Josephine Chaus, pursuant to which Josephine Chaus has (i) provided a letter of credit totaling $7.2 million (the "Letter of Credit") to the Company's lender, BNY Financial Corporation ("BNY"), as credit support for the Company's working capital line and (ii) agreed to purchase approximately $7.2 million in newly-issued shares of common stock of the Company.

The Letter of Credit was initially committed in the amount of $3 million on April 15, 1994; the amount of the Letter of Credit was increased by $2 million on June 14, 1994; and the amount of the Letter of Credit was subsequently increased by an additional $2.2 million on September 13, 1994.  The Letter of Credit, originally to remain in effect through October 15, 1994, has been extended by Josephine Chaus and will remain in effect through April 15, 1995
(the "Extension").  In consideration for the Letter of Credit and Extension, BNY has increased the Company's credit availability by various amounts above the amount determined by formulas and covenants set forth in its Financing
Agreement with the Company.

In consideration for her providing the Letter of Credit, a Special Committee of the Board of Directors of the
Company (the "Special Committee") has authorized the issuance to Josephine Chaus, subject to shareholder approval and the receipt of this letter, of (i) warrants to purchase 338,000 shares of common stock of the Company at an exercise price of $3.00 per share (the "$3.00 Warrants") for the initial $3 million Letter of Credit; (ii) warrants to purchase 206,000 shares of common stock of the Company at an exercise price of $2.25 per share (the "$2.25
Warrants") for the $2 million increase to the Letter of Credit; and (iii) warrants to purchase 32,500 shares of common stock of the Company at an exercise price of $4.62 per share (the "$4.62 Warrants") for the subsequent $2.2 million increase to the Letter of Credit.  The exercise prices of the $3.00 Warrants and $2.25 Warrants represent a 20%
premium to the closing price of the Company's common stock on the New York Stock Exchange on April 15, 1994 and June 23, 1994, respectively, the dates when the Special Committee approved the issuance of such warrants pursuant to the Warrants Transaction (as defined below).  The exercise price of the $4.62 Warrants represent a 20%
premium to the average closing price of the Company's common stock on the New York Stock Exchange commencing the five-day period beginning September 27, 1994 (i.e., subsequent to the public announcement of
Andrew Grossman's employment by the Company and two days after the announcement of the Company's fiscal 1994 year-end financial results) (the "September Purchase Price").

In consideration for her providing the Extension, the Company intends to provide Josephine Chaus with warrants to purchase an additional 640,000 shares of common stock of the Company at an exercise price of $4.62 per share
(the "Extension Warrants", and, together with the $3.00 Warrants, the $2.25 Warrants and the $4.62 Warrants,
collectively the "Warrants).  The exercise price of the Extension Warrants and its method of determination are the same as that of the $4.62 Warrants.

The Warrants will be exercisable upon issuance, will expire five years from the date of issuance and will not be transferable.  In addition, the Company has borne all out-of-pocket expenses to be incurred by Josephine Chaus in providing the Letter of Credit.  We further understand that Josephine Chaus will forfeit a pro rata portion of the
Extension Warrants if the Letter of Credit is terminated before April 15, 1995.  The issuance of the Warrants to
Josephine Chaus in exchange for the Letter of Credit and the Extension is hereafter referred to as the
"Warrants Transaction."

We further understand that Josephine Chaus has loaned the Company $4.1 million and an additional $3.1 million on September 1, 1994 and September 28, 1994, respectively, and that the Company has provided demand promissory notes, bearing interest at a rate of 12%, in exchange for such loans.  We also understand that Josephine Chaus has committed to exchange such notes, together with accrued interest thereon, for 1.914 million newly-issued shares of common stock of the Company at the September Purchase Price (the "Equity Transaction"), subject to, and upon receipt of, shareholder approval and this letter.

You have asked our view, as investment bankers, as to the commercial reasonableness of the financial terms of the Warrants Transaction and the Equity Transaction in view of the Company's present circumstances.

In connection with our analysis, we have:

(1)    reviewed the financial statements of the Company as set forth in the most recent Forms 10-K of the Company filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1994;

(2)    reviewed certain information furnished to us by the management of the Company, including selected financial projections of the Company;

(3)    analyzed the trading history (price and volume) of the Company's common stock from January 4, 1993 to the present; and

(4)    conducted discussions with the Company's Chief Financial Officer concerning the business, operations and prospects of the Company as well as its efforts to secure, and prospects for securing, alternative financing.

We have assumed and relied upon the accuracy and completeness of the information used by us in our analysis without assuming responsibility for independent verification of such information and have further relied upon the assurances of  management of the Company that they are not aware of any facts that would make such information inaccurate or misleading, including the assurances of Josephine Chaus that she was not aware that any materially positive developments were pending at the time that the issuance of the $3.00 Warrants and the $2.25 Warrants were considered by the Special Committee.  With respect to the financial projections of the Company, upon advice of the
Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company.  In performing our analysis, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluation or appraisals of the assets or liabilities of the Company.  In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third parties with respect to providing any financing to, or guarantees on behalf of, the Company.  Our analysis is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof.

Based upon and subject to the foregoing, we are of the view that, given the Company's present circumstances, the financial terms of the Warrants Transaction and the Equity Transaction were, at the time such transactions were entered into, commercially reasonable from the Company's perspective.

This letter is solely for the use and benefit of the Special Committee and shall not be relied upon by any third party.

                                        Sincerely,

                                        Lehman Brothers


                                        By: /s/ Kenneth I. Tuchman
                                            Kenneth I. Tuchman
                                            Managing Director

                                  [front]

PROXY                                                          COMMON STOCK

                            BERNARD CHAUS, INC.
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           OF THE CORPORATION FOR ANNUAL MEETING OF SHAREHOLDERS
                             NOVEMBER 22, 1994


       The undersigned hereby constitutes and appoints Josephine Chaus and Wayne S.
Miller, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual
Meeting of the Shareholders of BERNARD CHAUS, INC., to be held on November 22,
1994 at 2:00 p.m. at the Grand Hyatt Hotel, 109 East 42nd Street, New York, New York,
Regency Room, mezzanine level and at any adjournment or postponement thereof, on all matters coming before said meeting.

1.          TO ELECT DIRECTORS.

       Nominees: Philip G. Barach, John W. Burden III, Josephine Chaus, Andrew Grossman, S. Lee Kling and Harvey M. Krueger. (Mark only one of the following boxes.)

       [ ] VOTE FOR all nominees listed above, except vote withheld as to the following nominees (if any):


       -------------------------------------------------------------

       [ ]  VOTE WITHHELD [from] all nominees.

2.          To ratify and approve the issuance to Josephine Chaus of warrants to purchase shares of Common Stock of the Company in consideration for her provision of credit support to the Company:

          [ ] VOTE FOR       [ ] VOTE AGAINST       [ ] ABSTAIN

3.          To ratify and approve the sale by the Company to Josephine Chaus of 1,914,500 shares of Common Stock:

          [ ] VOTE FOR       [ ] VOTE AGAINST       [ ] ABSTAIN

4.          To ratify and approve the Bonus Plan for the Company's new Chief Executive
            Officer, Andrew Grossman:

          [ ] VOTE FOR       [ ] VOTE AGAINST       [ ] ABSTAIN

5.          To ratify and approve the Option Plan for Andrew Grossman:

          [ ] VOTE FOR       [ ] VOTE AGAINST       [ ] ABSTAIN

6.          To ratify and approve the appointment of Deloitte & Touche as the Company's
            Auditors:

          [ ] VOTE FOR       [ ] VOTE AGAINST       [ ] ABSTAIN

7.          At their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.

                                  [back]

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will vote (i) FOR the election as directors of the nominees of the Board of Directors, (ii) FOR the ratification and approval of the issuance to Josephine Chaus of warrants to purchase common stock of the Company in consideration for her provision of credit support to the Company, (iii)
FOR the ratification and approval of the sale by the Company to Josephine Chaus of
1,914,500 shares of common stock, (iv) FOR the ratification and approval of the Bonus
Plan for the Company's new Chief Executive Officer, Andrew Grossman, (v) FOR the
ratification and approval of the Option Plan for Andrew Grossman and (vi) FOR the
ratification and approval of the appointment of Deloitte & Touche as the Company's auditors.

       The undersigned acknowledges receipt of the accompanying Proxy Statement dated November __, 1994.


                                Date:________________________________, 1994




                                     ---------------------------------------
                                     Signature of Shareholder(s)

                                (When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)


            Please date and sign exactly as name appears above.

                      I plan  [ ]    I do not plan  [ ]
                       to attend the Annual Meeting.

                                    APPENDIX FOR GRAPHIC AND IMAGE MATERIAL


        A line graph representing the data for "Comparison of Five Year Cumulative Total Return" which appears on page 13 of the typeset version of the preceding Proxy Statement has been omitted in this EDGAR submission file due to its incompatibility with the required ASCII format. Pursuant to Rule 304 of Regulation S-T, the information contained in the aforementioned line graph has been fairly and accurately described in narrative and/or tabular form on page 13 of this EDGAR submission file.



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